Exhibit 99.1

News Release

For information contact:

Lisa Schultz

Chief Communications Officer

CNL Financial Group

(407) 650-1223

CNL LIFESTYLE PROPERTIES ANNOUNCES SECOND QUARTER 2013 RESULTS

(ORLANDO, Fla.) Aug. 15, 2013 - CNL Lifestyle Properties, Inc., a real estate investment trust (the “Company,” “we,” “our” or “us”), today announced our operating results for the quarter ended June 30, 2013. As of Aug. 6, 2013, we owned a portfolio of 136 lifestyle properties, 73 of which are wholly-owned and run by operators under long-term, triple-net leases with a weighted average straight-line lease rate of 8.6 percent, 54 of which are managed by independent operators, eight of which are owned through unconsolidated joint venture arrangements and one consolidated unimproved land asset. Diversification by asset class based on initial purchase price is 25 percent ski and mountain lifestyle, 20 percent golf, 19 percent additional lifestyle properties (including lodging), 18 percent attractions, 11 percent senior housing and 7 percent marinas.

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Financial Highlights

The following table presents selected comparable financial data through June 30, 2013 (in millions except ratios and per share data):

	Quarter ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Total revenues	$133.3	$120.1	$239.8	$209.3
Total expenses	(178.5)	(126.1)	(289.1)	(224.5)
Net loss	(55.2)	(19.9)	(78.5)	(44.7)
Net loss per share	(0.17)	(0.06)	(0.25)	(0.14)
FFO	26.1	16.9	45.0	32.8
FFO per share	0.08	0.05	0.14	0.11
MFFO	25.8	21.5	44.9	31.3
MFFO per share	0.08	0.07	0.14	0.10
Adjusted EBITDA	41.6	37.1	84.5	64.9
Cash flows from operating activities		82.2	36.2

As of June 30, 2013:
Total assets			$2,891.9
Total debt			1,167.0
Leverage ratio			40.4%

*	46.6% including our share of unconsolidated assets and debts

See detailed financial information and full reconciliation of Funds from Operations (“FFO”), Modified Funds from Operations (“MFFO”) and Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), which are non Generally Accepted Accounting Principle (“GAAP”) measures, below.

Total revenues increased $13.2 million or 11 percent and expenses increased $52.4 million or 41.6 percent for the quarter ended June 30, 2013, as compared to the same period in 2012. Excluding non-cash impairment charges, total expenses increased $10 million or 7.9 percent during the quarter ended June 30, 2013. Total revenues increased $30.5 million or 14.6 percent and expenses increased $64.6 million or 28.8 percent for the six months ended June 30, 2013, as compared to the same period in 2012. Excluding non-cash impairment charges, total expenses increased $22.1 million or 9.8 percent during the six months ended June 30, 2013. Net loss was $55.2 million and $78.5 million ($0.17 and $0.25 per share, respectively) for the quarter and six months ended June 30, 2013 as compared to $19.9 million and $44.7 million ($0.06 and $0.14 per share, respectively) for the quarter and six months ended June 30, 2012. FFO per share was $0.08 and $0.14 for the quarter and six months ended June 30, 2013, respectively, as compared to $0.05 and $0.11 for the quarter and six months ended June 30, 2012, respectively. MFFO per share was $0.08 and $0.14 for the quarter and six months ended June 30, 2013, respectively, as compared to $0.07 and $0.10 for the quarter and six months ended June 30, 2012, respectively.

The increase in net loss of $35.3 million and $33.8 million for the quarter and six months ended June 30, 2013, respectively, as compared to the same periods in 2012 was primarily attributable to an impairment provision of $42.5 million and an increase in interest expense and loan cost amortization, bad debt expense and ground lease and permit fees, partially offset by (i) an increase in rental income from leased properties and net operating income from managed properties related to properties acquired during and after the second quarter of 2012, (ii) an increase in “same-store” rental income from leased properties and net operating income from managed properties primarily relating to our ski and mountain lifestyle properties and additional lifestyle properties which includes the Omni Mount Washington Resort as a result of a strong 2012/2013 winter season, (iii) an increase in equity in earnings from unconsolidated entities, and (iv) a reduction in acquisition fees and costs. The impairment charge relates to an unimproved land parcel where we have decided that we are no longer actively pursuing development and have begun exploring different options, including the sale or some of all of the land.

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Similarly, the increase in FFO and FFO per share of $9.2 million or $0.03 per share and $12.2 million or $0.03 per share for the quarter and six months ended June 30, 2013, respectively, as compared to the same periods in 2012 was attributable to an increase in rental income from new investments and increases from our comparable ski and mountain lifestyle properties and the Omni Mount Washington Resort as well as a decrease in loss on lease terminations, loan loss provision and acquisition fees and costs. These increases were partially offset by an increase in interest expense and loan cost amortization, asset management fees, bad debt and ground lease and permit fees.

The increase in MFFO and MFFO per share of $4.3 million or $0.01 per share and $13.6 million or $0.04 per share for the quarter and six months ended June 30, 2013, respectively, and the increase in Adjusted EBITDA of $4.5 million and $19.6 million for the quarter and six months ended June 30, 2013, respectively, as compared to the same periods in 2012 were principally due to an increase in rental income from leased properties (excluding straight-line adjustments for rental income) and net operating income from managed properties related to investments made during and after the second quarter of 2012 and an increase in “same-store” rent payments from leased properties and net operating income from managed properties primarily relating to our ski and mountain lifestyle properties and additional lifestyle properties which includes the Omni Mount Washington Resort as a result of a strong 2012/2013 winter season. The increases were partially offset by an increase in interest expense and loan cost amortization, asset management fees, bad debt and ground lease and permit fees.

Portfolio Performance

Although property-level operating results are not necessarily indicative of our consolidated results of operations for properties where we have long-term leases and report rental income and the cash flows we receive from our unconsolidated joint ventures, we believe that the property-level financial and operational performance reported to us by our tenants and operators is useful because it is representative of the changing health of our properties and trends in our portfolio. The following table summarizes the Company’s “same-store” comparable consolidated properties that we have owned during the entirety of all periods presented and have included information for both leased and managed properties. Property-level financial and operational performance from our unconsolidated properties has been excluded because we do not believe it is as relevant and meaningful, particularly since we are entitled to cash distribution preferences where we receive a stated return on our investment each year ahead of our partners. We have not included performance data on acquisitions subsequent to Jan. 1, 2012, because we did not own those properties during the entirety of all periods (in millions except coverage ratio):

	Number of Properties	Quarter Ended June 30,						TTM Rent Coverage(2)
		2013		2012		Increase/(Decrease)
		Revenue (1)	EBITDA (1)	Revenue (1)	EBITDA (1)	Revenue	EBITDA

Ski and mountain lifestyle	16	$27,931	$(15,179)	$28,510	$(11,958)	-2.0%	-26.9%	1.75
Golf	48	46,383	13,084	47,227	12,699	-1.8%	3.0%	1.46
Attractions	18	58,276	12,044	57,134	10,848	2.0%	11.0%	1.67
Marinas	17	9,335	3,096	9,624	3,373	-3.0%	-8.2%	0.85
Additional lifestyle	5	20,157	884	19,261	806	4.7%	9.7%	n/a

	104	$162,082	$13,929	$161,756	$15,768	0.2%	-11.7%	1.57

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	Number of Properties	Six Months Ended June 30,
		2013		2012		Increase/(Decrease)
		Revenue (1)	EBITDA (1)	Revenue (1)	EBITDA (1)	Revenue	EBITDA

Ski and mountain lifestyle	16	$267,347	$102,932	$228,444	$75,525	17.0%	36.3%
Golf	48	80,723	22,175	81,704	21,123	-1.2%	5.0%
Attractions	18	66,777	765	64,393	(815)	3.7%	193.9%
Marinas	17	15,381	5,236	15,582	5,273	-1.3%	-0.7%
Additional lifestyle	5	50,897	7,893	46,202	6,212	10.2%	27.1%

	104	$481,125	$139,001	$436,325	$107,318	10.3%	29.5%

FOOTNOTES:

(1)	Property operating results for tenants under leased arrangements are not included in our operating results. Property-level EBITDA above is disclosed before rent and capital reserve payments to us, as applicable.
(2)	As of June 30, 2013, on trailing 12-month (“TTM”) basis for properties subject to lease calculated as property-level EBITDA before recurring capital expenditures divided by base rent.

Overall, for the quarter ended June 30, 2013, our tenants and managers reported to us an increase in property-level revenue of 0.2 percent and a decrease of property-level EBITDA of 11.7 percent, respectively, as compared to the same periods in the prior year. The increase in property-level revenue was primarily attributable to our attractions and additional lifestyle properties. Our attractions and additional lifestyle properties, which include three water park hotels, have experienced an increase in revenue due to gains in pricing and in-park spending as compared to the same period in 2012. Our attractions properties are in their off-peak seasonal periods during first, second and fourth quarters due to the nature of their business and have improved in their EBITDA primarily due to cost containment. The increases were offset by our ski and mountain lifestyle properties, golf and marinas properties. During the second quarter of 2012, most of our ski and mountain lifestyle properties were closed due to low snowfall which reduced variable labor and operating expenses, however, during the same period in 2013, many of our ski and mountain lifestyle properties remained in operation through April. During April, the resorts typically report net operating losses, however, remain open as long as they reasonably can to maximize value for guests and season pass holders and actively begin selling season passes for the next season. Our golf properties have experienced a decrease in rounds played during 2013 as a direct result of the unusually warm weather conditions experienced during 2012 as compared to colder and wetter conditions in 2013, however, operator-driven efficiencies resulted in a 3 percent increase in EBITDA due to cost controls. Our marinas properties have experienced minor declines in revenues, mostly driven by a reduction in slip rental revenues, concentrated in the California market where competition and price sensitivity were more pronounced and the economy has been slower to recover.

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Overall, for the six months ended June 30, 2013, our tenants and managers reported to us an increase in revenue and property-level EBITDA of 10.3 percent and 29.5 percent, respectively, as compared to the same period in the prior year. The increases were primarily attributable to our ski and mountain lifestyle properties, attractions, and additional lifestyle properties. As noted above, our ski and mountain lifestyle properties and our additional lifestyle properties, which include the Omni Mount Washington Resort, experienced a strong 2012/2013 ski season as a result of the return to normal level of natural snowfall and favorable snowmaking conditions and our attractions properties experienced an increase in revenue due to increases in pricing and in-park spending as compared to the same period in 2012. The increases were offset by our golf and marinas properties as noted above. During the six months ended June 30, 2013, our largest marina tenant filed for bankruptcy protection, which may impact the performance of the properties they operate. We are in the process of transitioning some or all of our marina properties to new tenants or operators and expect to complete the transition during the second half of 2013. This transition is expected to impact our cash flows from operating activities in the near term until it is completed and may negatively impact our net asset value per share. Over the long-term we expect our marinas to perform better with new operators and/or new tenants once we complete the anticipated transition periods.

During the month of July, certain of our attractions properties have been impacted by unusually wet and cool weather, particularly in the northeast United States, while those that have experienced favorable weather have performed well. While the season is not yet over, certain properties will likely fall short of their full potential as a result of challenging weather conditions and attendance.

When evaluating our senior housing properties’ performance, management reviews operating statistics of the underlying properties, including revenue per occupied unit (“RevPOU”) and occupancy levels. RevPOU, which is defined as total revenue divided by number of occupied units, is a widely used performance metric within the healthcare sector. This metric assists us in determining the ability of our operators to achieve market rental rates and to obtain revenues from providing healthcare related services. As of June 30, 2013, the managers for our 52 comparable, consolidated and unconsolidated, properties reported to us an increase in occupancy of 3.2 percent as compared to the same period in 2012 and an increase in RevPOU of 3.7 percent and 3.4 percent for the quarter and six months ended June 30, 2013, respectively, as compared to the same periods in 2012. The increases in occupancy and RevPOU were primarily due to strong unit demands and rate increases at the properties.

The following table presents same store unaudited property-level information of our senior housing properties as of and for the quarters and six months ended June 30, 2013 and 2012 (in thousands):

	Number of Properties	Occupancy
		As of June 30,		Increase/
		2013	2012	(Decrease)

Senior housing	52	92.2%	89.3%	3.2%

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		RevPOU
	Number	Quarter Ended			Six Months Ended
	of	June 30,		Increase/	June 30,		Increase/
	Properties	2013	2012	(Decrease)	2013	2012	(Decrease)

Senior housing	52	$6,515	$6,281	3.7%	$6,470	$6,256	3.4%

Assets Held for Sale

As of June 30, 2013, we classified ten properties as held for sale, seven of which are held in unconsolidated joint ventures.

Dispositions

During the six months ended June 30, 2013, we completed the sale of three consolidated properties for an aggregate sales price of $11.6 million and recorded an aggregate gain of $2.1 million.

In July 2013, we completed the sale of our interest in 42 senior housing properties held in three unconsolidated joint ventures for an aggregate sales price of $195.4 million, including transaction costs, and recorded an aggregate gain of $55.4 million. The sales proceeds were used to pay down our revolving line of credit and will support investment in new and existing properties. During July and August, we acquired one water park and two senior housing communities for a combined purchase price of $62.4 million.

Distributions

For the six months ended June 30, 2013, we declared and paid distributions of approximately $67.4 million ($0.2126 per share). Our Board of Directors will continue to evaluate the level of distributions going forward, which will be based on a variety of factors including current and expected future cash flows from our properties.

Redemptions

For the six months ended June 30, 2013, we redeemed approximately $6.0 million (0.8 million shares).

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CNL LIFESTYLE PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except per share data)

	June 30, 2013	December 31, 2012

ASSETS

Real estate investment properties, net (including $197,256 and $207,516 related to consolidated variable interest entities, respectively)	$2,130,191	$2,176,357
Investments in unconsolidated entities	272,454	287,339
Mortgages and other notes receivable, net	119,972	124,730
Deferred rent and lease incentives	109,405	109,507
Cash	90,572	73,224
Other assets	55,033	63,655
Restricted cash	51,832	40,316
Intangibles, net	31,594	35,457
Accounts and other receivables, net	17,490	21,700
Assets held for sale	13,343	5,743

Total Assets	$2,891,886	$2,938,028

LIABILITIES AND STOCKHOLDERS’ EQUITY

Mortgages and other notes payable (including $78,382 and $80,481 related to non-recourse debt of consolidated variable interest entities, respectively)	$667,723	$649,002
Senior notes, net of discount	394,257	394,100
Line of credit	105,000	95,000
Other liabilities	89,692	47,445
Accounts payable and accrued expenses	46,239	40,064
Due to affiliates	1,013	986

Total Liabilities	1,303,924	1,226,597

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value per share 200 million shares authorized and unissued	—	—
Excess shares, $.01 par value per share 120 million shares authorized and unissued	—	—
Common stock, $.01 par value per share
One billion shares authorized; 341,155 and 337,213 shares issued and 319,501 and 316,371 shares outstanding as of June 30, 2013 and December 31, 2012, respectively	3,195	3,164
Capital in excess of par value	2,824,731	2,803,346
Accumulated deficit	(227,950)	(149,446)
Accumulated distributions	(1,005,365)	(937,972)
Accumulated other comprehensive loss	(6,649)	(7,661)

Total Stockholders’ Equity	1,587,962	1,711,431

Total Liabilities and Stockholders’ Equity	$2,891,886	$2,938,028

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CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenues:
Rental income from operating leases	$39,080	$37,709	$86,545	$83,798
Property operating revenues	90,900	79,211	146,452	119,222
Interest income on mortgages and other notes receivable	3,363	3,166	6,782	6,269

Total revenues	133,343	120,086	239,779	209,289

Expenses:
Property operating expenses	74,634	67,242	128,615	110,474
Asset management fees to advisor	9,212	8,787	18,425	17,469
General and administrative	5,099	4,617	9,415	9,154
Ground lease and permit fees	3,386	2,941	8,166	7,136
Acquisition fees and costs	546	1,680	913	2,810
Other operating expenses	2,503	2,438	4,185	4,553
Bad debt expense	4,022	1,020	4,130	3,094
Impairment provision	42,451	—	42,451	—
Loss on lease termination	—	2,923	—	3,293
Loan loss provision	—	1,699	—	1,699
Depreciation and amortization	36,660	32,736	72,786	64,842

Total expenses	178,513	126,083	289,086	224,524

Operating loss	(45,170)	(5,997)	(49,307)	(15,235)

Other income (expense):
Interest and other income	77	50	517	93
Interest expense and loan cost amortization (includes $413 and $827 and $827 loss on termination of cash flow hedges for both quarters and six months ended June 30, 2013 and 2012, respectively)	(18,453)	(16,737)	(36,785)	(33,014)
Equity in earnings of unconsolidated entities	6,159	2,277	5,036	3,508

Total other expense	(12,217)	(14,410)	(31,232)	(29,413)

Loss from continuing operations	(57,387)	(20,407)	(80,539)	(44,648)

Discontinued operations	2,182	465	2,035	(37)

Net loss	$(55,205)	$(19,942)	$(78,504)	$(44,685)

Net loss per share of common stock (basic and diluted)
Loss from continuing operations	$(0.18)	$(0.06)	$(0.25)	$(0.14)
Discontinued operations	0.01	0.00	0.00	0.00

Loss per share	$(0.17)	$(0.06)	$(0.25)	$(0.14)

Weighted average number of shares of common stock outstanding (basic and diluted)	317,959	311,860	317,175	310,548

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Non-GAAP Supplemental Financial Measures

The Company computes its financial results in accordance with generally accepted accounting principles (GAAP). Although FFO, MFFO and Adjusted EBITDA are non-GAAP financial measures, the Company believes FFO, MFFO, and Adjusted EBITDA calculations are helpful to stockholders and are widely recognized measures of real estate investment trust (REIT) operating performance. Pursuant to the requirements of Regulation G, the Company has provided reconciliations to these non-GAAP measures to the most directly comparable GAAP measures.

The Company calculates and reports FFO in accordance with the definitional and interpretive guidelines established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write-downs, plus depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. The Company’s FFO calculation complies with NAREIT’s policy described above. The Company believes that FFO, together with the GAAP measure of net income (loss), provides useful information to investors regarding the Company’s operating performance because it is a measure of the Company’s operations without regard to specific non-cash items, such as depreciation and amortization and asset impairment write-downs.

The Company calculates and reports MFFO in accordance with the Investment Program Association’s (IPA) Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, (the “Practice Guideline”), issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income (loss): acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to remove the impact of GAAP straight-line adjustments from rental revenues); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income (loss); nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan; elimination of adjustments relating to contingent purchase price obligations where such adjustments have been included in the derivation of GAAP net income (loss); unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting; and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The Company believes that MFFO is useful to investors in evaluating its performance because the exclusion of certain recurring and nonrecurring items described above provide useful supplemental information regarding its ongoing performance, and that MFFO, when combined with the primary GAAP measure of income (loss), is beneficial to a complete understanding of its operating performance.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way. Accordingly, comparisons with other REITs may not be meaningful. FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations or as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make

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distributions to our stockholders. Stockholders and investors should not rely on FFO and MFFO as a substitute for any GAAP measure. MFFO has limitations as a performance measure in an offering such as the Company’s where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and, in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and MFFO.

The Company defines Adjusted EBITDA as net income (loss), less discontinued operations and other income, plus (i) net interest expense, and loan cost amortization and (ii) depreciation and amortization, as further adjusted for the impact of equity in earnings (loss) of our unconsolidated entities, straight-line adjustment for leased properties and mortgages and other rents receivable, cash distributions from unconsolidated entities, and certain other non-recurring items that the Company does not consider indicative of its ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

The Company presents Adjusted EBITDA because it believes it assists investors and analysts in comparing its performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance.

For additional information, please refer to the Company’s discussion of FFO, MFFO and Adjusted EBITDA included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed with the United States Securities and Exchange Commission on Aug. 13, 2013.

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Funds from Operations and Modified Funds from Operations

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net loss	$(55,205)	$(19,942)	$(78,504)	$(44,685)
Adjustments:
Depreciation and amortization (1)	36,632	32,852	72,815	65,074
Impairment of real estate assets (1)	42,451	—	42,451	267
Gain on sale of real estate investment (1)	(2,080)	(356)	(2,083)	(282)
Net effect of FFO adjustment from unconsolidated entities (2)	4,293	4,394	10,337	12,429

Total funds from operations	26,091	16,948	45,016	32,803

Acquisition fees and expenses (3)	546	1,680	913	2,810
Straight-line adjustments for leases and notes receivable (1)(4)	(1,092)	(2,443)	(1,578)	(9,788)
Amortization of above/below market intangible assets and liabilities (1)	351	18	687	11
Loss from early extinguishment of debt (5)	—	—	—	4
Write-off/impairment of lease related investments (6)	—	3,566	—	3,566
Loan loss provision	—	1,699	—	1,699
MFFO adjustments from unconsolidated entities: (2)
Straight-line adjustments for leases and notes receivable	(78)	33	(146)	174
Amortization of above/below market intangible assets and liabilities	(3)	(5)	(7)	(10)

Modified funds from operations	$25,815	$21,496	$44,885	$31,269

Weighted average number of shares of common stock outstanding (basic and diluted)	317,959	311,860	317,175	310,548

FFO per share (basic and diluted)	$0.08	$0.05	$0.14	$0.11

MFFO per share (basic and diluted)	$0.08	$0.07	$0.14	$0.10

FOOTNOTES:

(1)	Includes amounts related to the properties that are classified as assets held for sale and for which the related results are classified as income (loss) from discontinued operations in the accompanying consolidated statements of operations.
(2)	This amount represents our share of the FFO or MFFO adjustments allowable under the NAREIT or IPA definitions, respectively, multiplied by the percentage of income or loss recognized under the HLBV method. The fluctuations in FFO and MFFO contributions as allocated under the HLBV method resulted in lower FFO and MFFO from our unconsolidated entities during the quarter and six months ended June 30, 2013 even though cash distribution from these entities were consistent for the same periods in 2012.

Page 12 /CNL Lifestyle Properties Announces Second Quarter 2013 Results

(3)	In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. By adding back acquisition fees and expenses relating to business combinations, management believes MFFO provides useful supplemental information of its operating performance and will also allow comparability between real estate entities regardless of their level of acquisition activities. Acquisition fees and expenses include payments to our advisor or third parties. Acquisition fees and expenses relating to business combinations under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property.
(4)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.
(5)	Loss from extinguishment of debt includes legal fees incurred with the transaction, prepayment penalty fees and write-off of unamortized loan costs, as applicable.
(6)	Management believes that adjusting for write-offs of lease related assets is appropriate because they are non-recurring non-cash adjustments that may not be reflective of our ongoing operating performance.

Set forth below is a reconciliation of Adjusted EBITDA to net loss (in thousands):

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net loss	$(55,205)	$(19,942)	$(78,504)	$(44,685)
Discontinued operations	(2,182)	(465)	(2,035)	37
Interest and other income	(77)	(50)	(517)	(93)
Interest expense and loan cost amortization	18,453	16,737	36,785	33,014
Equity in earnings of unconsolidated entities (1)	(6,159)	(2,277)	(5,036)	(3,508)
Loss from early extinguishment of debt	—	—	—	4
Depreciation and amortization	36,660	32,736	72,786	64,842
Impairment provision	42,451	—	42,451	—
Loss on lease termination	—	2,923	—	3,293
Loan loss provision	—	1,699	—	1,699
Straight-line adjustments for leases and notes receivables (2)	(1,092)	(2,443)	(1,578)	(9,788)
Cash distributions from unconsolidated entities (1)	8,787	8,154	20,113	20,094

Adjusted EBITDA	$41,636	$37,072	$84,465	$64,909

Page 13 /CNL Lifestyle Properties Announces Second Quarter 2013 Results

FOOTNOTES:

(1)	Investments in our unconsolidated joint ventures are accounted for under the HLBV method of accounting. Under this method, we recognize income or loss based on the change in liquidating proceeds we would receive from a hypothetical liquidation of our investments based on depreciated book value. We adjust EBITDA for equity in earnings (loss) of our unconsolidated entities because we believe this is not reflective of the joint ventures’ operating performance or cash flows available for distributions to us. We believe cash distributions from our unconsolidated entities, exclusive of any financing transactions, are reflective of their operating performance and its impact to us and have been added back to adjusted EBITDA above. For the six months ended June 30, 2012, cash distributions from unconsolidated entities excludes approximately $3.4 million in return of capital.
(2)	The Company believes that adjusting for straight-line adjustments for leased properties and mortgages and other notes receivable is appropriate because they are non-cash adjustments.

About CNL Lifestyle Properties

CNL Lifestyle Properties, Inc. is a real estate investment trust that owns a portfolio of 138 properties in the United States and Canada in the lifestyle sectors. Headquartered in Orlando, Fla., CNL Lifestyle Properties specializes in the acquisition of ski and mountain lifestyle, attractions, golf, marinas, senior housing and additional lifestyle properties. For more information, visit www.CNLLifestyleREIT.com.

About CNL Financial Group

CNL Financial Group (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $29 billion in assets. CNL is headquartered in Orlando, Florida.

Cautionary Note Regarding Forward-Looking Statements

Statements above that are not statements of historical or current fact may constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbor created by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the Company’s business and its performance, the economy, and other future conditions and forecasts of future events, and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance in connection with discussions of future operating or financial performance, business strategy and portfolios, projected growth prospects, cash flows, costs and financing needs, legal proceedings, amount and timing of anticipated future distributions, estimated per share net asset value of the Company’s common stock, and/or other matters. The Company’s forward-looking statements are not guarantees of future performance. While the Company’s management believes its forward-looking statements are reasonable, such statements are inherently susceptible to uncertainty and changes in circumstances. As with any projection or forecast, forward-looking statements are necessarily dependent on assumptions, data and/or methods that may be incorrect or imprecise, and may not be realized. The Company’s forward-looking statements are based on management’s current expectations and a variety of risks, uncertainties and other factors, many of which are beyond the Company’s ability to control or accurately predict. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors. Given these uncertainties, the Company cautions you not to place undue reliance on such statements.

Page 14 /CNL Lifestyle Properties Announces Second Quarter 2013 Results

For further information regarding risks and uncertainties associated with the Company’s business, and important factors that could cause the Company’s actual results to vary materially from those expressed or implied in its forward-looking statements, please refer to the factors listed and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Risk Factors” sections of the Company’s documents filed from time to time with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s quarterly reports on Form 10-Q, and the Company’s annual report on Form 10-K, copies of which may be obtained from the Company’s Web site at http://www.CNLLifestyleREIT.com.

All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by this cautionary note. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to, and expressly disclaims any obligation to, publicly release the results of any revisions to its forward-looking statements to reflect new information, changed assumptions, the occurrence of unanticipated subsequent events or circumstances, or changes to future operating results over time, except as otherwise required by law.

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